Exhibit 10.27
Confidential

Giordano Albertazzi
Via Leonardo da Vinci 16/18
Piove di Sacco, Padova, Italy
Giordano.Albertazzi@vertiv.com

Dear Gio:
I am pleased to confirm our offer to you to become the COO and President, Americas of Vertiv Holdings Co (the “Company”), based in the United States as provided in this letter agreement ("Agreement") effective as of 12:00 AM EST on October 3, 2022 and to become the Chief Executive Officer of the Company effective as of 12:00 AM EST on January 1, 2023 (“Effective Date”), subject to the terms and conditions of this Agreement, the Company’s Executive Employment Policy, and the Company’s Executive Change of Control Plan (“Change of Control Plan”), which are incorporated into this Agreement.
While you are currently also subject to the terms and conditions of your employment relationship with Vertiv S.r.l. ("Vertiv Italy"), you agree to work with Vertiv Italy to take all necessary and appropriate steps to legally terminate your employment relationship with Vertiv Italy with effect immediately prior to the Effective Date, including the validation of the mutual consent termination and settlement agreement before the competent Italian body of conciliation for employees.
As of the Effective Date, your primary work location will be the Company’s headquarters in Columbus, Ohio. Prior to the Effective Date, you will be expected to continue to work at the Company headquarters in Columbus, Ohio, for at least 65% of the time. You shall, however, also travel to other locations at such times as may be appropriate for the performance of your duties. This role is subject to retention of an appropriate work visa for the United States. The Company and its affiliates will provide support to you to secure and update visas or appropriate documents related to your employment. This will be coordinated by human resources and legal representatives of the Company.
In connection with your new roles, you will be entitled to the following compensation and benefits package, as previously approved by the Company’s Board of Directors:
COMPENSATION
Base Salary: As of October 3, 2022, your annual base salary will be increased to USD 900,000.00, payable in euro by Vertiv Italy through December 31, 2022 (and based upon the USD/euro exchange rate of 1.0177 reported by the Wall Street Journal as of market close on October 3, 2022). Following the Effective Date, your base salary will begin to be paid from a US payroll of the Company’s affiliate, Vertiv Corporation, in USD.
Base salary reviews occur annually and any adjustments are generally made at the end of the first quarter of the calendar year. Adjustments are based on your performance and other relevant factors. You will next be eligible for a base salary review in the first quarter of 2024.
Equity Awards: On or about October 5, you were granted an equity award in the form of stock options to purchase 500,000 shares of the Company’s Class A common stock (“Promotion Equity Award”). The stock options were granted under the terms of the 2020 Stock Incentive Plan of Vertiv Holdings Co and its Affiliates (the “Equity Plan”) and shall vest and be governed by the relevant award agreement.
In accordance with the Company’s historical annual grant practices, in 2023 and each calendar year thereafter that you continue as the Company’s CEO, you shall be eligible to receive an equity award under the Equity Plan with a target grant date fair value equal to $3,500,000, subject to approval by the Company’s Board of Directors, with such other terms and conditions as may be determined by the

Compensation Committee in its sole discretion. Each such equity award shall be subject to the terms and conditions of the Equity Plan and an accompanying award agreement.
Moreover, the Company reserves the right to modify the design or mix of the annual long-term incentive award program in the future. Please also note that the Compensation Committee has approved a standard Clawback Policy in the event of a financial restatement, a summary of which is attached hereto as Exhibit
A. This Clawback Policy applies to all Section 16 officers.
Annual Incentive Plan Bonus: Your target incentive compensation opportunity under the Vertiv Incentive Plan (the “VIP”) has been increased to 125% of your new annual base salary, effective October 3, 2022 and subject to proration for fiscal year 2022. To clarify, any 2022 VIP payment will be based on the following proration (80% of $500K for the period from Jan 1 to October 2 and 125% of $900K after October 2 until December 31, 2022) and will be paid from US payroll of the Company’s affiliate, Vertiv Corporation, in USD.
VIP payments are made in the first quarter of the year following the year when bonuses are earned.
EXECUTIVE EMPLOYMENT POLICY
As a condition of your employment with the Company’s affiliate, Vertiv Corporation, and this Agreement, you remain subject to the Company's Executive Employment Policy ("Employment Policy"), and agree to re-execute the current form of the Employment Policy which is attached hereto and incorporated herein by reference to: https://www.sec.gov/Archives/edgar/data/1674101/000119312520028315/d880241dex109.htm. The terms of this Agreement and the Employment Policy shall be in addition to and not in lieu of the terms of any other agreement between the Company (and its affiliates) and you concerning non-competition, non- solicitation, non-disparagement, confidential information, and proprietary rights. If there is any inconsistency between such agreements and this Agreement, this Agreement shall govern. For avoidance of doubt, neither the Company, nor its affiliates shall be obligated to pay any cash compensation to Executive in consideration for such non-compete obligations following the Effective Date.
OTHER EXECUTIVE BENEFITS
You will also be entitled to the following Executive Benefits in addition to the benefits you receive under this Agreement:
Executive Severance: The Employment continuation coverage (“Executive Severance”), if applicable, if your employment is involuntary terminated for a reason other than Cause or you terminate for Good Reason (as defined in the Employment Policy in effect when you terminate employment). You will be required to execute a release of claims against the Company and its affiliates and related parties and you may be required to agree to certain non-solicitation, non-disclosure, and non- competition covenants as a condition of receiving executive severance benefits. You agree to waive any termination payments that you may be eligible to receive under applicable law, including the laws of Italy or any other country in which you may work (the “Statutory Severance”). To the extent that the Statutory Severance benefits are not waived or are not waivable, your Executive Severance will be reduced by the amount of any Statutory Severance that the Company or its affiliates are required to pay to you.
Change of Control Termination Payments: The Change of Control Plan currently provides for a lump sum cash termination payment, continued benefits and perquisites and equity acceleration if your employment is involuntarily terminated for a reason other than Cause or you terminate upon the occurrence of a Good Reason Event (as defined in the Change of Control Plan in effect when you terminate employment) within the period beginning 90 days prior to effective date of a Change of Control and ending on the second anniversary of the Change of Control. Any termination payments made and equity accelerated under the Change of Control Plan shall be in lieu of any termination, severance or similar payments and benefits provided to you under this Agreement and/or the Employment Policy. For additional information, please consult the Change of Control Plan. Notwithstanding the terms of the Change of Control Plan, any payments to be made to you under the Change of Control Plan shall be offset and reduced by any termination entitlements owed to you by the Company or any affiliate of the Company, including, without limitation, remuneration paid to you during any period of notice, and any Statutory Severance that the Company is required to pay to you, to the extent that Statutory Severance benefits are not waived or are not waivable.
Phase-Out of Assignment Benefits: All of your international assignment benefits detailed in your existing employment arrangements (including but not limited to: corporate housing in Columbus, Ohio, car arrangement in Italy, US rental car reimbursement, family travel, etc.) shall remain in effect through March 14, 2023; provided that all such assignment benefits shall cease thereafter. The parties agree that the car arrangement in Italy will need to be restructured following your effective termination of employment with Vertiv Italy and you may be provided with a reimbursement of the car expense during the period from January 1, 2023 to March 14, 2023 in lieu of your original car arrangement.
Relocation: You shall be entitled to receive standard tier 3 relocation benefits on or after the Effective Date for relocation to Columbus, Ohio.
Vacation: As of the Effective Date, you shall be eligible to participate in the Company’s vacation/PTO policy and you specifically waive any accrued vacation and unused holidays with Vertiv Italy.
Public Holidays: You will be eligible for the United States holiday schedule.
401(k) Plan/Retirement Plan: As of the Effective Date, you shall be eligible to participate in the Vertiv Group Corporation Employee Retirement Savings Plan subject to the terms of the plan and shall cease to be eligible to participate in any retirement or pension arrangement sponsored by Vertiv Italy or funded by Vertiv Italy.
Health Insurance Benefits: As of the Effective Date, you will be eligible for coverage under the Company's benefit programs, including medical, dental and vision, life insurance and disability programs, for international travellers. Subject to enrollment windows and commencing on the Effective Date, you shall be responsible for the payment of 100% of the premiums of the Company's benefit programs, including medical, dental and vision (unless you elect and provide evidence of alternative coverage).
2022 Income Tax Equalization & Income Tax Return Preparation Assistance:
You are ultimately responsible for filing tax returns and meeting tax obligations in the United States and Italy, and any other applicable countries.
The Company or an affiliate will arrange and pay for the preparation of your Italian and US income tax returns for the 2022 tax year and will also pay for consultations with tax advisors to outline the expected tax consequences of this Agreement. You will be responsible for the preparation fees of all tax returns for tax years after 2022.
You shall remain eligible for income tax equalization through December 31, 2022 in accordance with Company policy and your existing employment arrangements; provided, however, that such income tax equalization shall be calculated on a pro forma basis excluding any increase in compensation contemplated by this Agreement to occur beginning on or after October 3, 2022 (including the Promotion Equity Award). The tax equalization calculation will be based upon Vertiv income and assume that you continue to benefit from the Italian expatriate tax regime until December 31, 2022. A hypothetical tax will be calculated by the tax consultant designated by the Company (currently PricewaterhouseCoopers / Vialto Partners) and will be deducted from your compensation. All actual US and Italian taxes on Company income taxable in 2022 will be paid by the Company or an affiliate. The Company's tax consultant, after completing your applicable income tax returns for 2022, will prepare a tax equalization calculation, which will reconcile your hypothetical tax deductions during the year to your final 2022 hypothetical tax liability.
You shall not be eligible for tax equalization in any year after 2022 or on any compensation paid on or following the Effective Date. For avoidance of doubt, you will not be tax equalized on any compensation that is earned, partially or entirely, during 2022 if it is not actually paid to you during 2022.
MISCELLANEOUS TERMS
Third Party Beneficiary: Each affiliate of the Company is a third party beneficiary of this Agreement and each of them has the full right and power to enforce rights, interests and obligations under this Agreement without limitation or other restriction.
Severability and Entire Agreement: The provisions of this Agreement are severable . If any provision is found by any court of competent jurisdiction to be unreasonable and invalid, that determination shall not affect the enforceability of the other provisions. This Agreement sets forth the entire agreement between the Company, its affiliates, and you regarding your employment.
Governing Law: This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, United States of America, without regard to the choice of law principles thereof. Any suit, action or other legal proceeding arising out of or relating to this Agreement shall be adjudicated as provided under the Employment Policy.
Arbitration: To the extent permitted by law, any dispute in connection with this Agreement shall be resolved through confidential mediation, or confidential binding arbitration in accordance with an Arbitration Agreement pursuant to the Employment Policy.
Withholding: All amounts paid pursuant to this Agreement shall be subject to deductions and withholding for income and social taxes (US federal, state, local, foreign, or other) to the extent required by applicable law.
Notwithstanding anything to the contrary in this Agreement, prior to January 1, 2023, while you are traveling internationally outside of the United States, you shall not have any authority to negotiate on behalf of the Company or any of its US subsidiaries or affiliates, or to modify or accept contracts on behalf of the Company or any of its US subsidiaries or affiliates or to otherwise bind the Company or any of its US subsidiaries or affiliates to any contract with any third party or to conduct any business in the name of or on behalf of the Company or any of its US subsidiaries or affiliates. Further, any contract presented to you that is intended to bind the Company or any of its US subsidiaries or affiliates must be entered into by a duly authorized representative of the Company or its US subsidiary or affiliate located in the principal business offices of the Company.

ACCEPTANCE OF OFFER

Please indicate your acceptance of this offer by signing this Agreement in the space provided and returning it to me.

Gio, we are excited to be extending this offer to you and look forward to working with you in your expanded leadership role. Your experience and background are an asset to Vertiv.

If you have any questions or need any further information about our offer, please contact me directly.

Congratulations,

David Fallon, Chief Financial Officer
On behalf of Vertiv Holdings Co and Vertiv Corporation

ACKNOWLEDGED AND AGREED:

/s/	Giordano Albertazzi
Date:	November 21, 2022

All businesses experience changing conditions. Accordingly, we reserve the right to change work assignments, reporting relationships and staffing levels to meet business needs, and your employment with Vertiv Corporation will be on an “at will” basis except as otherwise provided under applicable law. This means that there is no guarantee of employment for any specific period, and either you or Vertiv Corporation may terminate your employment at any time.

The descriptions of benefits and perquisites described in this Agreement are for general information purposes only and are not intended to modify any plan document, summary plan description (“SPD”) or prospectus. For a complete description of any benefit or perquisite, you may request a copy of the applicable plan document, SPD or prospectus. The Company and its affiliates reserve the right to modify, amend or terminate any benefit plan or perquisite in its sole and absolute discretion.

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Exhibit A

Clawback Policy
In the event of a significant restatement of financial results due to material noncompliance of Vertiv (the “Company”) with any financial reporting requirement under the U.S. federal securities laws (a “Restatement”), the Board will review all Incentive Compensation paid to, or received by, Senior Executives on the basis of having met or exceeded specific performance targets for performance periods during the Restatement period. To the extent permitted by applicable law, the Board, in its discretion, will seek to recoup Incentive Compensation, in all appropriate cases (taking into account all relevant factors, including whether the assertion of a recoupment clam may prejudice the interests of the Company in any related proceeding or investigation) paid to, or credited to a deferred compensation account of, any senior executive if and to the extent that (i) the amount of Incentive Compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a Restatement, (ii) the Senior Executive engaged in misconduct that caused the need for the Restatement, and (iii) the amount of Incentive Compensation that would have been awarded to the senior executive had the financial results been properly reported versus the amount actually awarded. The applicable senior executives shall be required to reimburse the Company for any amounts that the Board seeks to recoup on behalf of the Company.
For purposes of this policy, the following terms shall have the meanings set forth below:
•“Senior Executives” shall mean executive officers for purposes of Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, as well as former executive officers;
•“Incentive Compensation” shall mean bonuses or awards issued under any compensation plan.
•“Misconduct” shall mean a knowing violation of SEC rules and regulations or Company policy related to the preparation of the financial statements.
Determinations of misconduct for purposes of this policy shall be made by the Board (or, at the discretion of the Board, an appropriate committee of the Board) independently of, and the Board shall not be bound by, determinations by management or by any committee of the Board that a senior executive has or has not met any particular standard of conduct under law or Company policy.
This policy is not intended to amend or modify any right or obligation to pay or credit any amount due under any Incentive Compensation and/or deferred compensation plan, as distinguished from the right to recoup Incentive Compensation previously paid or credited. The right of the Board to assert a recoupment claim under this policy shall not survive the occurrence of a change in control of the Company as defined in the relevant Incentive Compensation Plan.